EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Jacksonville Bancorp, Inc. on Form S-3, as amended (File No. 333-186556), of our report dated March 26, 2013 on the consolidated financial statements of Jacksonville Bancorp, Inc. appearing in the Annual Report on Form 10-K of Jacksonville Bancorp, Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Fort Lauderdale, FL

April 1, 2013